Exhibit 5.1

January 4, 2018

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Riot Blockchain, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Riot Blockchain, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission. We have acted as special counsel to the Company in connection with the registration of (i) 1,646,113 shares of common stock (the "Outstanding Shares") and (ii) 1,646,113 shares of common stock issuable upon the exercise of outstanding warrants (the "Warrant Shares") offered for resale by the selling stockholders named in the Registration Statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of the Outstanding Shares and Warrant Shares, are duly authorized and (a) with respect to the Outstanding Shares, legally and validly issued, fully paid and non-assessable, and (b) with respect to the Warrant Shares, will be, when issued upon exercise of the warrants, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Sichenzia Ross Ference Kesner LLP Sichenzia Ross Ference Kesner LLP

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